EXHIBIT 99.3

CONSOLIDATED FINANCIAL STATEMENTS

R2 Technology, Inc.

Years Ended December 31, 2005, 2004, and 2003

With Report of Independent Auditors

R2 Technology, Inc.

Consolidated Financial Statements

Years Ended December 31, 2005, 2004, and 2003

Report of Independent Auditors

The Board of Directors and Stockholders

R2 Technology, Inc.

We have audited the accompanying consolidated balance sheets of R2 Technology, Inc. as of December 31, 2005 and 2004, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders’ deficit, and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of R2 Technology, Inc. at December 31, 2005 and 2004, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young

Palo Alto, California

February 24, 2006

A Member Practice of Ernst & Young Global

R2 Technology, Inc.

Consolidated Balance Sheets

(In Thousands, Except per Share Amounts)

	December 31
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$4,805	$8,874
Trade receivables, net of allowance of $110 in 2005 and $0 in 2004	9,244	8,134
Inventories	5,324	2,871
Deferred product costs	571	1,929
Prepaid expenses and other current assets	1,371	1,286

Total current assets	21,315	23,094
Property and equipment, net	1,754	2,680
Other assets	1,436	2,389

Total assets	$24,505	$28,163

Liabilities, redeemable convertible preferred stock, and stockholders’ deficit
Current liabilities:
Accounts payable	$3,688	$3,045
Accrued compensation	3,563	2,689
Accrued and other liabilities	2,612	2,838
Current portion of deferred revenue	7,585	10,008
Current portion of long-term bank and other debt	3,468	2,027

Total current liabilities	20,916	20,607
Long-term bank and other debt	4,122	5,381
Other long-term liabilities	—	75
Commitments and contingencies
Redeemable convertible preferred stock:
Redeemable convertible preferred stock: $0.001 par value; 65,550 shares authorized and designated:
Series A-1: 4,000 shares designated; shares issued and outstanding: 3,826 in 2005 and 2004; aggregate redemption value and liquidation preference: $3,826	3,826	3,826
Series B-1: 4,850 shares designated; shares issued and outstanding: 4,769 in 2005 and 2004; aggregate redemption value and liquidation preference: $9,538	9,538	9,538
Series C-1: 7,500 shares designated; shares issued and outstanding: 7,046 in 2005 and 2004; aggregate redemption value and liquidation preference: $14,091	14,091	14,091
Series D-1: 4,400 shares designated; shares issued and outstanding: 4,400 in 2005 and 2004; aggregate redemption value and liquidation preference: $11,000	11,000	11,000
Series E-1: 1,800 shares designated; shares issued and outstanding: 1,748 in 2005 and 2004; aggregate redemption value and liquidation preference: $5,679	5,679	5,679
Series F-1: 4,500 shares designated; shares issued and outstanding: 4,205 in 2005 and 2004; aggregate redemption value and liquidation preference: $15,769	15,942	15,942
Series G-1: 5,725 shares designated; shares issued and outstanding: 3,515 in 2005 and 2004; aggregate redemption value and liquidation preference: $14,058	14,096	14,096

Total redeemable convertible preferred stock	74,172	74,172

Stockholders’ deficit:
Common stock, $0.001 par value; 80,025 shares authorized; shares issued and outstanding: 5,027 in 2005 and 4,880 in 2004	6,346	6,199
Common stock warrants	4,272	4,272
Deferred stock compensation	—	(12)
Accumulated deficit	(85,323)	(82,531)

Total stockholders’ deficit	(74,705)	(72,072)

Total liabilities and stockholders’ deficit	$24,505	$28,163

See accompanying notes.

R2 Technology, Inc.

Consolidated Statements of Operations

(In Thousands)

	Years Ended December 31
	2005	2004	2003
Revenue	$45,170	$45,662	$57,861
Costs and expenses:
Cost of revenue	17,169	19,217	24,589
Research and development	9,195	10,544	13,462
Sales and marketing	11,353	12,669	14,210
General and administrative	6,650	7,074	5,779
Patent litigation costs	2,290	—	2,249
Gain on settlement of patent litigation	—	—	(2,402)
Stock-based compensation	—	68	255
Lease abandonment charge	—	—	1,243

Net operating expenses	46,657	49,572	59,385

Loss from operations	(1,487)	(3,910)	(1,524)
Interest income	109	39	50
Interest expense	(1,425)	(1,367)	(176)
Other income and expense	11	75	576

Net loss	(2,792)	(5,163)	(1,074)
Accretion of redeemable convertible preferred stock	—	—	(15)

Net loss attributable to common stockholders	$(2,792)	$(5,163)	$(1,089)

Stock-based compensation related to the following:
Cost of revenue	$—	$(5)	$—
Research and development	—	(8)	88
Sales and marketing	—	(114)	(29)
General and administrative	—	195	196

	$—	$68	$255

See accompanying notes.

R2 Technology, Inc.

Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit

(In Thousands)

	Redeemable Convertible Preferred Stock		Common Stock		Common Stock Warrants	Deferred Stock Compensation	Notes Receivable From Stockholders	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance at December 31, 2002	29,509	$74,120	4,147	$5,749	$154	$(360)	$—	$—	$(76,279)	$(70,736)
Stock options exercised	—	—	624	337	—	—	—	—	—	337
Amortization of deferred stock compensation	—	—	—	—	—	27	—	—	—	27
Reversal of deferred stock compensation for departed employees	—	—	—	(214)	—	214	—	—	—	—
Stock-based compensation relating to grants of options to nonemployees for services	—	—	—	227	—	—	—	—	—	227
Issuance of redeemable convertible preferred stock warrants in connection with debt financing	—	37	—	—	—	—	—	—	—	—
Accretion of redeemable convertible preferred stock	—	15	—	—	—	—	—	—	(15)	(15)
Unrealized gain on available-for-sale securities	—	—	—	—	—	—	—	247	—	247
Net loss	—	—	—	—	—	—	—	—	(1,074)	(1,074)
Comprehensive loss										(827)

Balance at December 31, 2003	29,509	74,172	4,771	6,099	154	(119)	—	247	(77,368)	(70,987)

Stock options exercised	—	—	109	139	—	—	—	—	—	139
Amortization of deferred stock compensation	—	—	—	—	—	(227)	—	—	—	(227)
Reversal of deferred stock compensation for departed employees	—	—	—	(334)	—	334	—	—	—	—
Stock-based compensation relating to grants of options to nonemployees for services	—	—	—	295	—	—	—	—	—	295
Common stock warrants issued in connection with debt financing	—	—	—	—	2,785	—	—	—	—	2,785
Warrants to be issued and modified in 2005 in settlement of disputes	—	—	—	—	1,333	—	—	—	—	1,333
Reclassification of unrealized gain on available-for-sale securities upon their sale	—	—	—	—	—	—	—	(247)	—	(247)
Net loss	—	—	—	—	—	—	—	—	(5,163)	(5,163)
Comprehensive loss										(5,410)

Balance at December 31, 2004	29,509	74,172	4,880	6,199	4,272	(12)	—	—	(82,531)	(72,072)

Stock options exercised	—	—	147	162	—	—	—	—	—	162
Amortization of deferred stock compensation	—	—	—	—	—	(28)	—	—	—	(28)
Reversal of deferred stock compensation for departed employees	—	—	—	(40)	—	40	—	—	—	—
Stock-based compensation relating to grants of options to nonemployees for services	—	—	—	25	—	—	—	—	—	25
Net loss	—	—	—	—	—	—	—	—	(2,792)	(2,792)

Comprehensive loss										(2,792)

Balance at December 31, 2005	29,509	$74,172	5,027	$6,346	$4,272	$—	$—	$—	$(85,323)	$(74,705)

See accompanying notes.

R2 Technology, Inc.

Consolidated Statements of Cash Flows

(In Thousands)

	Years Ended December 31
	2005	2004	2003
Operating activities
Net loss	$(2,792)	$(5,163)	$(1,074)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,449	1,448	1,397
Gain (loss) on disposal of property	3	(38)	90
Stock-based compensation	(3)	68	255
Noncash gain on liability restructuring	—	—	(231)
Lease abandonment charge	—	—	1,243
Noncash portion of gain on settlement of patent litigation	—	—	(1,174)
Amortization of warrants issued in connection with debt financing	685	510	37
Warrant to be issued in settlement of a dispute related to exclusive license agreement	—	810	—
Changes in operating assets and liabilities:
Trade receivables	(1,110)	3,239	367
Inventories	(2,453)	2,677	(2,116)
Prepaid expenses and other current assets	(85)	(575)	(313)
Other assets	268	708	(213)
Deferred product costs	1,358	1,611	3,316
Accounts payable	643	(48)	124
Accrued compensation	874	453	(1,789)
Accrued and other liabilities	(234)	(764)	(631)
Deferred revenue	(2,423)	(4,202)	(6,526)
Other long-term liabilities	—	(1,134)	(436)

Net cash used in operating activities	(3,820)	(400)	(7,674)

Investing activities
Purchases of property and equipment	(526)	(1,086)	(1,457)
Proceeds from sale of short-term investments	—	323	851

Net cash used in investing activities	(526)	(763)	(606)

Financing activities
Borrowings under bank and other debt	2,500	6,500	7,000
Principal payments under bank and other debt	(2,318)	(727)	(5,614)
Proceeds from exercise of common stock options	95	139	337
Repayments of capital lease obligations	—	—	(16)

Net cash provided by financing activities	277	5,912	1,707

Net increase (decrease) in cash and cash equivalents	(4,069)	4,749	(6,573)
Cash and cash equivalents:
Beginning of year	8,874	4,125	10,698

End of year	$4,805	$8,874	$4,125

Supplemental disclosure of cash flow information
Cash paid for interest	$640	$733	$150

Supplemental disclosures of noncash investing and financing activities
Redeemable convertible preferred stock warrants issued in connection with debt financing	$—	$—	$37

Redeemable convertible preferred stock accretion	$—	$—	$15

Common stock warrants issued and modified in connection with debt financing	$—	$3,308	$—

See accompanying notes.

R2 Technology, Inc.

Notes to Consolidated Financial Statements

December 31, 2005

1. Organization and Business

R2 Technology, Inc. (the Company), incorporated in Delaware in May 1993, develops, manufactures, and sells proprietary medical imaging solutions to assist physicians in the detection of cancer and other abnormalities and medical conditions. The Company’s ImageChecker system, a computer-aided detection (CAD) product, was approved by the United States Food and Drug Administration (FDA) for both screening and diagnostic mammography in 1998. The Company’s ImageChecker-CT system for the detection of lung nodules and pulmonary filing defects in multi-detector CT chest exams was approved by the FDA in 2004.

Basis of Presentation

The accompanying financial statements have been prepared assuming the Company will continue to operate as a going concern. As of December 31, 2005, the Company had an accumulated deficit of $85,323,000 and has experienced recurring losses. Future capital requirements depend on many factors, including the Company’s ability to execute its business plan. To date, the Company has financed its operations primarily with proceeds from private equity and debt offerings. Should additional financing be required, there can be no assurance that the Company will be able to raise additional financing or that financing will be available at satisfactory terms. If such financing is not available, the Company may need to reevaluate its operating plans or significantly curtail operations. If anticipated operational goals are not achieved, management has the intent and the ability to delay or reduce operating expenses and capital expenditures to enable the Company to continue operations through at least January 1, 2007.

A total of $932,000 as of December 31, 2004 has been reclassified in the consolidated balance sheets from other long-term liabilities to accrued and other liabilities to appropriately reflect the payment terms of those liabilities.

2. Summary of Significant Accounting Policies

Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All intercompany balances and transactions have been eliminated upon consolidation.

R2 Technology, Inc.

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements. These estimates include, but are not limited to, collectibility allowances for accounts receivable, allowances for excess and obsolete inventory, allowances for deferred tax assets, and fair value of the Company’s common stock. Actual results could differ from these estimates.

Certain Significant Risks and Uncertainties

The Company continues to be subject to certain risks common to companies in similar stages of development, including dependence on a limited product line, uncertainty of market acceptance, and limited manufacturing, marketing, and sales experience.

Future enhancements and new products developed by the Company (collectively, future products) require clearances or approvals from the FDA and foreign regulatory agencies prior to commercialized sales. There can be no assurance that the Company’s future products will receive any of these required clearances or approvals. Delays in receipt of or failure to receive any necessary clearances or approvals could have a material adverse effect on the Company.

The Company participates in a dynamic high-technology industry and believes that changes in any of the following areas could have a material adverse effect on the Company’s future financial position or results of operations: advances and trends in new technologies and industry standards; competitive pressures in the form of new products or price reductions on current products; changes in product mix; changes in the overall demand for products and services offered by the Company; changes in certain strategic or customer relationships; risk associated with changes in domestic and international economic and/or political conditions or regulations; availability of necessary components; and the Company’s ability to attract and retain employees necessary to support its growth.

The Company presently relies on single suppliers for certain component parts. Although the Company believes that there are alternative sources for these components, there can be no assurance that alternative sources can be integrated with the Company’s technology in a timely or cost-efficient manner. Delays associated with identifying and qualifying alternative component sources, any prolonged interruption in the manufacturing process, or an inability to obtain suitable components at acceptable prices could have a material adverse effect on the Company’s business, financial condition, and results of operations.

R2 Technology, Inc.

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Credit Risk and Significant Concentrations

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and trade receivables. The Company’s cash and cash equivalents are deposited with major financial institutions. Such deposits are generally in excess of insured limits and are regularly monitored by management. The Company is exposed to credit risk in the event of default by the financial institutions holding the cash and cash equivalents to the extent of the amount recorded on the consolidated balance sheets in excess of insured limits.

The Company sells its products directly to hospitals and medical institutions and through authorized distributors and original equipment manufactures. One customer accounted for 13% and 11% of total revenue in the years ended December 31, 2005 and 2004, respectively, and another customer accounted for 14% of revenue in the year ended December 31, 2003. The Company performs ongoing credit evaluations of its customers’ financial condition and limits the amount of credit extended when deemed necessary, but generally does not require its customers to provide collateral or other security to support accounts receivable. The Company maintains allowances for estimated potential bad debt losses. At December 31, 2005, one customer’s accounts receivable balance accounted for 12% of the total trade receivables balance. At December 31, 2004, two customers’ accounts receivable balances accounted for 14% and 11%, respectively, of the total trade receivables balance.

The Company evaluates the collectibility of its trade accounts receivable based on a number of factors. In circumstances where the Company is aware of a specific customer’s inability to meet its financial obligations to the Company, a specific allowance for bad debts is estimated and recorded that reduces the recognized receivable to the estimated amount the Company believes will ultimately be collected. The Company charges accounts receivable balances against the allowance for doubtful accounts once it has concluded that its collection efforts are unsuccessful. Accounts receivable is considered past due in accordance with the contractual terms of the arrangement. The expenses recorded for doubtful accounts were approximately $144,000 in 2005, $0 in 2004, and $13,000 in 2003.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity date of three months or less at the date of purchase to be cash equivalents. Cash equivalents are recorded at fair value based on quoted market prices and consist of money market funds with insignificant interest rate risk that are readily convertible to cash.

R2 Technology, Inc.

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Inventories

Inventories primarily include components acquired for integration and assembly into finished goods and for the service to customers under service agreements. Inventories are stated at the lower of cost (determined on a first-in, first-out basis) or market. The Company writes off the cost of inventory that the Company specifically identifies and considers obsolete or excessive to fulfill future sales estimates or for the service to customers. The Company defines obsolete inventory as inventory that will no longer be used in the manufacturing process. Excess inventory is generally defined as inventory in excess of projected usage and is determined using management’s best estimate of future demand at the time, based upon information then available to the Company. The Company uses a 12-month demand forecast and, in addition to the demand forecast, the Company also considers: (1) parts and subassemblies that can be used in alternative finished products; (2) parts and subassemblies that are unlikely to be engineered out of the Company’s products; (3) known design changes that would reduce the Company’s ability to use the inventory as planned; and (4) the need to provide future service parts to customers.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method based on estimated useful lives of three to five years. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the related asset.

Long-Lived Assets

In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for Impairment or Disposal of Long-Lived Assets, the Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If indicators of impairment exist, recoverability of assets to be held and used is assessed by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. Recoverability measurement and estimation of undiscounted cash flows are done at the lowest possible level for which there are identifiable cash flows. If the aggregate undiscounted cash flows are less than the carrying value of the asset, the resulting impairment charge to be recorded is calculated based on the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less selling costs. No impairment charge has been recorded in any of the periods presented.

Deferred product costs represent material and royalty costs associated with deferred revenue.

R2 Technology, Inc.

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Revenue Recognition

The Company’s revenue is derived primarily from the sales of its ImageChecker systems and full field digital mammography (FFDM) software and related service agreements. Each ImageChecker system includes postcontract customer support (PCS) for a one-year period that provides the customers the right to on-site labor and scheduled preventative maintenance, replacement parts, telephone support, and unspecified software updates and upgrades on a when-and-if-available basis. Customers have the right to purchase service contracts for an additional fee that extend the service period beyond one year. FFDM software arrangements include software, hardware, and PCS for a one-year period.

The ImageChecker systems incorporate software that is not incidental to the related hardware and, accordingly, the Company recognizes revenue on the sale of its ImageChecker systems and FFDM software arrangements in accordance with the provisions of American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) No. 97-2, Software Revenue Recognition, as amended, and its related interpretations. Revenues are recognized when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price is fixed and determinable, and collectibility is reasonably assured. Sales are made directly to end customers and through the Company’s authorized distributors and original equipment manufacturers. Delivery is considered to have occurred when installation has occurred and training has been provided to the end customer. If an arrangement does not include an obligation for installation and application training, delivery is considered to have occurred upon shipment. The Company generally ships its products FOB shipping point, and accounts receivable, related deferred revenue, and deferred product costs are recorded based on the Company’s contractual right to invoice the customer.

SOP No. 97-2, as amended, generally requires revenue earned on software arrangements involving multiple elements to be allocated to each element based on the relative fair values of the elements. Revenue recognized from multi-element arrangements is allocated to each element of the arrangement using the residual method based on the fair value of the undelivered elements. The Company’s determination of fair value of the undelivered elements in multi-element arrangements is based on vendor-specific objective evidence (VSOE). The Company limits its assessment of VSOE for each element to either the price charged when the same element is sold separately or the price established by management, having the relevant authority to do so for an element not yet sold separately.

R2 Technology, Inc.

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Revenue Recognition (continued)

For multi-element arrangements where VSOE of fair value for PCS has not been established, the Company recognizes revenue ratably over the contractual term of PCS. For multi-element arrangements where VSOE of fair value of PCS has been established, the Company recognizes revenue using the residual method at the time all other revenue recognition criteria have been met. Amounts attributable to PCS are recorded as deferred revenue and recognized ratably over the contractual term of PCS.

Shipping and Handling Costs

Shipping and handling costs are reflected in cost of revenue, and related shipping and handling revenue is recorded in revenue in the Company’s consolidated statements of operations.

Research and Development

Research and development costs are expensed as incurred and include expenses associated with new product research and regulatory activities. The Company’s products include certain software applications that are integral to the operation of the product. The costs to develop such software have not been capitalized, as the Company’s current software development process is essentially completed concurrent with the establishment of technological feasibility of the software.

Advertising Costs

Advertising costs are expensed as incurred. Advertising costs for 2005, 2004, and 2003 were approximately $292,000, $359,000, and $178,000, respectively.

R2 Technology, Inc.

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Stock-Based Compensation

As permitted by the provisions of SFAS No. 123, Accounting for Stock-Based Compensation, and SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure—an Amendment of SFAS No. 123, the Company accounts for stock-based awards to employees using the intrinsic-value method in accordance with Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees. Stock-based awards to consultants and other nonemployees are accounted for using the fair-value method in accordance with SFAS No. 123, Emerging Issues Task Force (EITF) Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, and EITF Issue No. D-90, Grantor Balance Sheet Presentation of Unvested, Forfeitable Equity Instruments Granted to a Nonemployee.

Under the intrinsic-value method of accounting for stock-based compensation arrangements for employees, compensation cost is recognized to the extent the fair value of the underlying common stock exceeds the exercise price of the stock options at the date of grant. During 2001, the Company granted options to purchase 3,161,850 shares of the Company’s common stock to employees. Deferred stock compensation of $1,471,000 was recorded during the year ended December 31, 2001, for the excess of fair value of the common stock underlying the options at the date of grant over the exercise price of the options. This amount has been amortized on an accelerated basis over the vesting period, generally four years, consistent with the method described in Financial Accounting Standards Board (FASB) Interpretation No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans. Subsequent to 2001, no options were issued to employees that had an exercise price below the fair value of the common stock underlying the options at the date of grant. Amortization of deferred compensation related to employee grants, net of reversals due to employee departures, was $(35,000), $(227,000), and $27,000 during the years ended December 31, 2005, 2004, and 2003, respectively. The deferred stock compensation related to below fair-value grants in 2001 was fully amortized at December 31, 2005.

Pro forma information regarding net income is required by SFAS No. 123 and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for employee stock options was estimated at the date of grant using the minimum value pricing model with the following weighted-average assumptions: risk-free interest rates of 4.41%, 3.94%, and 3.79% in 2005, 2004, and 2003, respectively; no dividend yields; and a weighted-average expected life of the options of 6.5 years for 2005, 2004, and 2003.

R2 Technology, Inc.

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Stock-Based Compensation (continued)

Option valuation models require the input of highly subjective assumptions because the Company’s employee stock options have characteristics significantly different from traded options and because changes in the subjective input assumptions can materially affect the fair value estimate.

The following table illustrates the effect on net loss if the Company had applied the fair value recognition provisions of SFAS No. 123 to employee stock options. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting period using the multiple option approach with forfeitures recognized as they occur, and the amortization of deferred compensation has been added back. The Company’s pro forma information is as follows (in thousands):

	Years Ended December 31
	2005	2004	2003
Net loss as reported	$(2,792)	$(5,163)	$(1,074)
Add: stock-based employee compensation under intrinsic-value method of accounting, net of related tax effects	(35)	(227)	27
Deduct: stock-based employee compensation under fair-value method of accounting, net of related tax effects	(1,521)	(759)	(1,376)

Pro forma net loss	$(4,348)	$(6,149)	$(2,423)

R2 Technology, Inc.

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Comprehensive Loss

SFAS No. 130, Reporting Comprehensive Income, requires an entity to report, by major components and as a single total, the change in its net assets during the period from nonowner sources. Through December 31, 2002, the Company did not have any significant transactions to report in comprehensive loss other than the Company’s net loss. For the year ended December 31, 2003, the Company’s comprehensive net loss was $827,000 compared to a net loss of $1,074,000, and the difference is attributable to unrealized gains on available-for-sale securities. For the year ended December 31, 2004, the Company’s comprehensive loss was $5,410,000 compared to a net loss of $5,163,000, and the difference is attributable to realized gains on available-for-sale securities that were included in the comprehensive loss in the year ended December 31, 2003. For the year ended December 31, 2005, the Company did not have any significant transactions to report in comprehensive loss other than the Company’s net loss.

Income Taxes

The Company accounts for income taxes under the liability method, under which deferred tax liabilities and assets are measured based upon differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, using enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. Deferred tax expense results from the change in the net liability for deferred income taxes between periods. Deferred income taxes are classified as current or noncurrent, based on the classifications of the related assets and liabilities giving rise to the temporary differences. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

R2 Technology, Inc.

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Recent Accounting Pronouncements

On December 16, 2004, the FASB issued SFAS No. 123(R), which is a revision of SFAS No. 123. SFAS No. 123(R) supersedes APB Opinion No. 25, and amends SFAS No. 95, Statement of Cash Flows. Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Under SFAS No. 123(R), pro forma disclosure is no longer an alternative. The Company is required to apply the prospective transition method no later than January 1, 2006. The Company must continue to account for any equity awards outstanding at the required effective date using the accounting principles originally applied to those awards (e.g., the provisions of APB Opinion No. 25 and its related interpretative guidance). As permitted by SFAS No. 123, the Company currently accounts for share-based payments to employees using APB Opinion No. 25’s intrinsic value method and, as such, generally recognizes no compensation cost for employee stock options. Accordingly, the adoption of SFAS No. 123(R)’s fair value method will have a significant impact on the Company’s consolidated result of operations, although it will have no impact on its overall financial position. The impact of the adoption of SFAS No. 123(R) cannot be predicted at this time because it will depend on levels of share-based payments granted in the future.

In June 2005, the FASB Staff issued FASB Staff Position (FSP) Financial Accounting Standards (FAS) No. 150-5, to address whether freestanding warrants and other similar share instruments would be subject to the requirements of FASB Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. FSP FAS No. 150-5 clarifies the applicability of specific provisions of FAS No. 150 to puttable or mandatorily redeemable warrants and other similar instruments or shares, and their classification as either liabilities, temporary equity or equity. The guidance in FSP FAS No. 150-5 is effective for reporting periods beginning after June 30, 2005. The Company is currently analyzing whether this new standard will have impact on its financial position and results of operations.

R2 Technology, Inc.

Notes to Consolidated Financial Statements (continued)

3. Cash and Cash Equivalents

Cash and cash equivalents consist of the following (in thousands):

	As of December 31, 2005
	Amortized Cost	Fair Value
Cash	$2,637	$2,637
Money market funds	2,168	2,168

	$4,805	$4,805

	As of December 31, 2004
	Amortized Cost	Fair Value
Cash	$1,768	$1,768
Money market funds	7,106	7,106

	$8,874	$8,874

In 2004, Company sold the remainder of its marketable equity security holdings and realized a net gain of $58,000 in other income and expense.

4. Inventories

Inventories consist of the following (in thousands):

	December 31
	2005	2004
Components	$3,769	$1,489
Work-in-process	168	176
Finished goods	1,387	1,206

	$5,324	$2,871

16

R2 Technology, Inc.

Notes to Consolidated Financial Statements (continued)

5. Property and Equipment

Property and equipment consist of the following (in thousands):

	December 31
	2005	2004
Computers, equipment, and software	$5,516	$5,061
Demonstration and test equipment	1,697	1,713
Leasehold improvements	870	870
Office equipment	440	369
Furniture and fixtures	568	568

	9,091	8,581
Accumulated depreciation and amortization	(7,337)	(5,901)

Property and equipment, net	$1,754	$2,680

6. Debt Financing

The Company has the following debt financing outstanding as of December 31, 2005 (in thousands):

	Short-Term Portion	Long-Term Portion	Total
Bank credit line	$1,820	$—	$1,820
Bank term loans	348	222	570
Subordinated notes	1,300	3,900	5,200

	$3,468	$4,122	$7,590

17

R2 Technology, Inc.

Notes to Consolidated Financial Statements (continued)

6. Debt Financing (continued)

As of December 31, 2005, the Company has a revolving line of credit under a Loan and Security Agreement with a financial institution for borrowings of up to $8,000,000, collateralized by a security interest in all of the Company’s assets, excluding intellectual property. The agreement expires on April 15, 2006. The borrowing base is limited to the sum of 80% of qualified accounts receivable as defined in the agreement less any prior borrowings under the credit line. Borrowings under this agreement bear interest at the prime rate plus 1.0% and are payable monthly. As of December 31, 2005, $1,820,000 was outstanding under the revolving credit line and the additional borrowing base was limited to $3,503,000. Under the Loan and Security Agreement, the Company also obtained a $2,000,000 term loan, which is collateralized by a security interest in all assets, excluding intellectual property, and bears interest at a fixed rate of 5.625%. Payments are made in equal monthly installments of principal plus interest over 33 months, beginning in July 2003. As of December 31, 2005, $181,000 in principal payments was outstanding under the term loan.

Under the Loan and Security Agreement, amended in 2005, the Company also obtained a $500,000 term loan, which is collateralized by a security interest in all assets, excluding intellectual property, and bears interest at a fixed rate of 5.625%. Payments are made in equal monthly installments of principal plus interest over 36 months, beginning in May 2005. As of December 31, 2005, $389,000 in principal payments was outstanding under the term loan.

Borrowings under the Amended Loan and Security Agreement require the Company to maintain a financial covenant, as defined in the agreement, with minimum monthly tangible net worth of $1,000,000 in 2006. The Company was in compliance with its financial covenants as of December 31, 2005.

On January 28, 2004, the Company secured $6,500,000 in senior subordinated notes from a syndicate of private investors. The notes are repayable in five installments of $1,300,000, which are due on January 28, 2005, and annually thereafter. Interest accrues at a rate of 11% and is payable beginning on March 31, 2004, quarterly thereafter, and on the date of the final principal payment. At December 31, 2005, $5,200,000 was outstanding under this agreement.

The Company may prepay the notes at 120% of principal plus accrued interest. In the event of a change of control of the Company or initial public offering, the notes are mandatorily redeemable at between 120% and 150% of principal plus accrued interest.

R2 Technology, Inc.

Notes to Consolidated Financial Statements (continued)

6. Debt Financing (continued)

In connection with this financing, the Company issued fully vested warrants to the investors to purchase 1,088,615 shares of common stock at an exercise price of $3.00 per share, which expire upon the earlier of five years after the closing date or three years after the completion of an initial public offering. The fair value of the warrants of $2,784,000 was recorded as deferred financing costs on the issuance date and was determined using the Black-Scholes Option pricing model with the following assumptions: contractual life of five years, risk-free interest rate of 4.30%, volatility of 75%, and no dividends during the expected term. The deferred financing costs are being amortized to interest expense over the five-year repayment period of the related notes.

In June 2004, the holders of the senior subordinated notes indicated that they may declare an event of default under the terms of the subordinated debt agreement. In March 2005, the holders of the senior subordinated debt and the Company settled this dispute in exchange for lowering the exercise price of the warrants that the holders received under this agreement from $3.00 to $1.00 per share. As a result of the reduction in exercise price, the Company recorded the $523,000 incremental fair value of the warrants as additional deferred financing costs as of December 31, 2004.

The following summarizes the future cash payment obligations (excluding interest) on debt outstanding at December 31, 2005 (in thousands):

Year ending December 31:
2006	$3,468
2007	1,467
2008	1,355
2009	1,300

$7,590

R2 Technology, Inc.

Notes to Consolidated Financial Statements (continued)

7. Commitments

Lease Obligations

The Company leases its facilities under noncancelable operating leases expiring through January 2009. Rent expense was approximately $1,912,000, $1,931,000, and $1,766,000 for the years ended December 31, 2005, 2004, and 2003, respectively. Future minimum lease payments under the Company’s operating leases as of December 31, 2005, are as follows (in thousands):

Year ending December 31:
2006	$1,626
2007	46
2008	35
2009	3

$1,710

In June 2003, management ceased use of certain leased corporate and manufacturing facilities in Los Altos, California. The operating lease agreement for these facilities was noncancelable, and the Company was therefore obligated to make monthly lease payments through the lease expiration in November 2005. Consistent with SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, the Company recorded a $1,200,000 charge in June 2003 to accrue costs related to abandonment of this lease agreement, presented as lease abandonment charge in the accompanying consolidated statement of operations for the year ended December 31, 2003.

The following is a summary of activity in the lease abandonment accrual (amounts in thousands):

Lease Abandonment Accrual
June 2003 charge	$1,243
Cash payments in 2003	(245)

December 31, 2003 balance	998
Cash payments in 2004	(509)

December 31, 2004 balance	489

Cash payments in 2005	(489)

December 31, 2005 balance	$—

20

R2 Technology, Inc.

Notes to Consolidated Financial Statements (continued)

7. Commitments (continued)

Purchase Commitments

Noncancelable purchase commitments for inventory components as of December 31, 2005, totaled approximately $324,000 and are payable through March 2006. The Company purchased approximately $4,932,000, $1,192,000, and $3,849,000 under noncancelable take-or-pay contracts in the years ended December 31, 2005, 2004, and 2003, respectively.

License Agreements

In September 1993, the Company entered into a co-exclusive license agreement with a nonprofit corporation. The license relates to issued patents and additional patent applications covering the detection of microcalcifications and masses. In December 1996, this agreement was incorporated into two new royalty bearing license agreements whereby the Company obtained the rights to certain additional technology, patents, and patent applications. In connection with these agreements, the Company issued warrants to purchase 250,000 shares of common stock at $4.00 per share, of which 50,000 shares become exercisable annually. Such warrants, valued at $50,000, expire on the earlier of December 2006 or nine months after the closing of an initial public offering of common stock for which the aggregate proceeds are not less than $20 million and the offering price is not less than $4.00 per share. The Company also made unrestricted gifts of $200,000 for each of the subsequent five years through December 2000, and a $275,000 unrestricted gift in 2002. The Company is also obligated to pay a royalty of 1% of sales from products developed utilizing the licensed technology, with a minimum royalty of $12,500 per quarter. Royalties related to products sold in 2005, 2004, and 2003 were approximately $262,000, $297,000, and $442,000, respectively. Royalty fees accrued at December 31, 2005 and 2004 were approximately $94,000 and $157,000, respectively.

R2 Technology, Inc.

Notes to Consolidated Financial Statements (continued)

7. Commitments (continued)

License Agreements (continued)

In October 1993, the Company entered into an exclusive license agreement for a CAD system with a unique display with an individual who was an officer of the Company at the time of the agreement and a former member of the Board of Directors. See Note 14, “Related-Party Transactions.” The Company is obligated to pay a royalty of 1% of sales from products using the licensed technology, with a minimum royalty of $12,500 per quarter. Royalties related to products sold in 2005, 2004, and 2003 were $262,000, $297,000, and $442,000, respectively. Royalty fees accrued at December 31, 2005 and 2004 were approximately $94,000 and $157,000, respectively. In 2004, the Company and this individual were in a dispute over certain contractual provisions of the exclusive license agreement, which was subsequently settled through the issuance of a fully vested warrant to purchase 500,000 shares of common stock at an exercise price of $2.00. The Company recorded a charge of $810,000 to general and administrative expenses for the year ended December 31, 2004, equal to the fair value of the warrant granted.

Indemnification Guarantees

The Company generally agrees to indemnify its customers and other licensees against legal claims that the Company’s software products infringe certain third-party intellectual property rights and accounts for its indemnification obligations under SFAS No. 5. In the event of such a claim, the Company is generally obligated to defend its customer against the claim and to either settle the claim at the Company’s expense or pay damages that the customer or licensee is legally required to pay to the third-party claimant. To date, the Company has not been required to make any payment resulting from infringement claims asserted against its customers and licensees. As such, the Company has not provided for an infringement accrual as of December 31, 2005.

Tax contingencies

The Company has exposure to indirect taxes in various jurisdictions in the United States and in Europe. The Company recorded an accrual of approximately $392,000, which reflects the Company’s exposure for payment of indirect taxes that were not collected and/or remitted by the Company and for potential penalties and interest on such amounts. The timing of the resolution of these indirect tax issues is uncertain. The Company believes that adequate accruals have been provided for any potential adjustments that may result from any tax examinations.

R2 Technology, Inc.

Notes to Consolidated Financial Statements (continued)

8. Litigation

On June 3, 2002, the Company filed a patent infringement lawsuit against ISSI in United States District Court for the District of Delaware. On July 11, 2002, subsequent to the acquisition of ISSI by iCAD, Inc., the Company amended its complaint to add iCAD, Inc. and its subsidiary, ISSI Acquisition Corp. as additional parties. The lawsuit alleged that ISSI’s MammoReader product infringed three patents owned or licensed by the Company. The Company sought compensatory and punitive damages for the alleged infringement, attorneys’ fees and costs, and a permanent injunction of ISSI from further infringement. In June 2003, SCANIS, Inc. and iCAD, Inc. (collectively, SCANIS) filed a patent infringement lawsuit against the Company in the United States District Court for the District of New Hampshire. SCANIS asserted that the Company infringed a patent owned by SCANIS and exclusively licensed to iCAD, Inc. (the Scanis Patent) with the sale of the Company’s ImageChecker line of devices, and sought damages and an injunction.

On September 8, 2003, the Company and iCAD, Inc. executed a litigation settlement agreement to dismiss with prejudice their patent infringement lawsuits against each other. Upon execution of the settlement, iCAD, Inc. paid the Company $1,000,000 in cash, and is required to pay an additional $250,000 in seven equal installments of $35,714 beginning on April 10, 2004, and quarterly thereafter. The Company also received 250,954 shares of iCAD, Inc. common stock valued at $750,000. Also as part of the settlement, the Company granted iCAD, Inc. a nonexclusive worldwide license to certain patents to manufacture and sell products incorporating the Company’s technology. Further, the agreement provides the Company with a $2.5 million credit toward the future purchase of film digitizers manufactured and sold by iCAD, Inc. In addition, the settlement agreement contained an agreement by iCAD, Inc., as the exclusive licensee of the SCANIS Patent, not to enforce the SCANIS Patent against the Company. The initial license agreement required iCAD, Inc. to pay quarterly royalties on the sale of products incorporating the Company’s technology. The terms of the settlement and license agreements were subsequently amended on November 12, 2003, to allow the Company to immediately receive 75,000 shares of iCAD, Inc. common stock valued at $424,000 in lieu of future license royalties.

In connection with this settlement, the Company recorded a $2.4 million gain in 2003, which is presented as a separate line item in the consolidated statement of operations. As of December 31, 2003, the Company had not purchased any film digitizers from iCAD, Inc., and because there is no intention of doing so in the future, the $2.5 million purchase credit was not reflected in the Company’s consolidated financial statements for the years ended December 31, 2003 and 2004.

23

R2 Technology, Inc.

Notes to Consolidated Financial Statements (continued)

8. Litigation (continued)

On April 28, 2005, the Company issued a notice of dispute of patent infringement to iCAD, Inc. in accordance with the provisions of the September 8, 2003 litigation settlement agreement between the Company and iCAD, Inc. The Company could not resolve its dispute with iCAD, Inc., so on May 11, 2005, the Company made a demand for arbitration of the patent dispute as provided under the settlement agreement. iCAD, Inc. responded to the Company’s demand for arbitration by denying the Company’s allegation of infringement and asserting a counterclaim that the Company’s products infringe patents owned by iCAD, Inc. The Company has denied such allegations, and arbitration for this dispute began in July 2005. The arbitration hearing was held in October 2005, with a decision scheduled for April 2006. The Company cannot predict how the arbitration court will rule on this issue or, if it does rule against the Company, estimate a range of potential loss, if any, due to the uncertainty of the arbitration process.

On December 30, 2005, a supplier filed a breach of contract suit claiming the Company verbally agreed to purchase a certain number of scanners for use in the Company’s products totaling $1,604,000. The Company disputes the claim that an agreement was reached. The Company cannot predict how the court will rule on this issue or, if it does rule against the Company, estimate a range of potential loss, if any, due to the uncertainty of the litigation process, however the Company does not believe that the outcome of this matter will materially affect the Company’s consolidated financial position, results of operations, or cash flows.

On October 20, 2005, the Company notified another supplier that beginning in 2006 the Company would no longer purchase inventory from such supplier under a purchase agreement that required the Company to purchase a minimum of $1,890,000 in inventory from the supplier in 2006. The Company notified the supplier that an event occurred as defined in the agreement that allows the Company to discontinue its purchase of inventory with no liability to the Company. Subsequently, counsel for the supplier has contacted the Company disputing that the agreement allows for the Company to discontinue purchasing the minimum amount of inventory with no liability to the Company and has threatened litigation for damages if the Company does not purchase the inventory. The supplier is alleging claims totaling $806,000 and euro 974,000. While the Company believes it had the right to discontinue purchases of inventory, the Company accrued for an amount that represents management’s estimate of the probable liability related to this matter.

R2 Technology, Inc.

Notes to Consolidated Financial Statements (continued)

9. Redeemable Convertible Preferred Stock

The Series A-1, Series B-1, Series C-1, Series D-1, Series E-1, Series F-1, and Series G-1 redeemable convertible preferred stock were accreted to their redemption value ratably from the date of issuance through the earliest redemption date of February 15, 2003. Significant terms of the Series A-1, Series B-1, Series C-1, Series D-1, Series E-1, Series F-1, and Series G-1 redeemable convertible preferred stock are as follows:

Each share of Series A-1, Series B-1, Series C-1, Series D-1, Series E-1, Series F-1, and Series G-1 redeemable convertible preferred stock is convertible at the option of the holder into 1.11, 1.21, 1, 1, 1, 1, and 1 share of common stock (subject to adjustments for events of dilution, as defined), respectively. Shares will be automatically converted upon a public offering of common stock for which the aggregate proceeds are not less than $20 million and the offering price is not less than $4.50 per share, or at the election of the holders of a majority of the outstanding shares of redeemable convertible preferred stock, voting as a single class.

Each share of preferred stock has the same voting rights as the number of shares of common stock into which it is convertible.

Holders of Series A-1, Series B-1, Series C-1, Series D-1, Series E-1, Series F-1, and Series G-1 redeemable convertible preferred stock are entitled at any time and from time to time after February 15, 2007, with the approval of a majority of the then outstanding preferred stockholders, to require the Company to redeem all shares of Series A-1, Series B-1, Series C-1, Series D-1, Series E-1, Series F-1, and Series G-1 redeemable convertible preferred stock then outstanding at a redemption price of $1.00, $2.00, $2.00, $2.50, $3.25, $3.75, and $4.00 per share, respectively, as adjusted for any stock dividends, combinations, or splits, plus all declared and unpaid dividends.

Holders of Series A-1, Series B-1, Series C-1, Series D-1, Series E-1, Series F-1, and Series G-1 redeemable convertible preferred stock are also entitled to receive dividends of $0.08, $0.16, $0.16, $0.20, $0.26, $0.30, and $0.32 per share per annum, respectively, which are noncumulative and in preference to any common stock dividends, when and if declared by the Board of Directors. As of December 31, 2005, no dividends have been declared.

25

R2 Technology, Inc.

Notes to Consolidated Financial Statements (continued)

9. Redeemable Convertible Preferred Stock (continued)

In the event of sale, liquidation, dissolution, or winding up of the Company, the holders of Series A-1, Series B-1, Series C-1, Series D-1, Series E-1, Series F-1, and Series G-1 redeemable convertible preferred stock are entitled to receive an amount equal to $1.00, $2.00, $2.00, $2.50, $3.25, $3.75, and $4.00 per share, respectively, plus any declared and unpaid dividends, prior to any distribution to the common stockholders. If the available assets and funds are insufficient to permit payment of the aggregate preferential amounts to the redeemable convertible preferred stockholders, then payments will be distributed ratably in proportion to their full liquidation preference amount. After payment of the liquidation preference to the Series A-1, Series B-1, Series C-1, Series D-1, Series E-1, Series F-1, and Series G-1 redeemable convertible preferred stockholders, the remaining assets of the Company will be distributed ratably to the common and Series A-1, Series B-1, Series C-1, Series D-1, Series E-1, Series F-1, and Series G-1 preferred stockholders if the total assets available for distribution are less than the product obtained by multiplying $4.00 by the number of shares of common stock outstanding (including any shares of common stock issuable upon conversion of the redeemable convertible preferred stock). If the total assets available for distribution are equal to or greater than the product obtained by multiplying $4.00 by the number of shares of common stock outstanding (including any shares of common stock issuable upon conversion of the redeemable convertible preferred stock), the remaining assets will be distributed ratably to the holders of common stock.

Redeemable Convertible Preferred Stock Warrants

In 2000, the Company issued warrants to purchase 32,000 shares of Series F-1 redeemable convertible preferred stock at $3.75 per share to a financial institution in connection with the establishment of a line of credit. The fair value of the warrants was calculated using the Black-Scholes option pricing model with the following assumptions: a contractual life of the warrants of seven years, a risk-free interest rate of 6%, no dividends expected during the term, and 75% volatility. The calculated fair value of the warrants was $89,000, which was amortized to interest expense over the term of the related financing. The warrants remained outstanding at December 31, 2005, and expire in November 2007.

R2 Technology, Inc.

Notes to Consolidated Financial Statements (continued)

9. Redeemable Convertible Preferred Stock (continued)

Redeemable Convertible Preferred Stock Warrants (continued)

In 2001, the Company issued warrants to purchase 35,000 shares of Series F-1 redeemable convertible preferred stock at $3.75 per share to a research institution in exchange for a license for undeveloped technology. These warrants were fully vested upon grant and became exercisable on January 1, 2002. The fair value of the warrants was calculated using the Black-Scholes option pricing model with the following assumptions: a contractual life of the warrants of five years, a risk-free interest rate of 6%, no dividends expected during the term and, 75% volatility. The calculated fair value of the warrants of $85,000 was charged to research and development expense on the date of grant. The warrants remained outstanding at December 31, 2005, and expire at the earlier of January 2006 or the closing of an initial public offering of common stock.

In connection with the sale of Series G-1 redeemable convertible preferred stock in 2002, the Company issued fully exercisable warrants to the investors to purchase 878,621 shares of Series G-1 redeemable convertible preferred stock at $4.00 per share. The warrants are exercisable over five years. The fair value of the warrants was calculated using the Black-Scholes option pricing model with the following assumptions: a contractual life of the warrants of five years, a risk-free interest rate of 4.4%, no dividends expected during the term, and 75% volatility. The calculated fair value of the warrants was $2,284,000. No value was recorded for the issuance of the related warrants. In accordance with the guidance in EITF D-98, Classification and Measurement of Redeemable Securities, the Company will recognize the fair value of these warrants as a deemed dividend when management deems it probable that the underlying preferred stock will be redeemed.

In 2003, the Company issued to a financial institution fully vested warrants to purchase 15,000 shares of Series G-1 redeemable convertible preferred stock at an initial exercise price of $4.00 per share, subject to adjustment for stock dividends and splits. The warrants expire in March 2008. The fair value of the warrants of approximately $37,350 are being amortized to interest expense over the term of the loan and security agreement and was determined using the Black-Scholes option pricing model with the following assumptions: expected life of five years, risk-free interest rate of 2.50%, no dividends expected during the term, and 75% volatility.

R2 Technology, Inc.

Notes to Consolidated Financial Statements (continued)

10. Stockholders’ Deficit

Common Stock

Each share of common stock has the right to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to the prior rights of holders of all other classes of stock at the time outstanding having priority rights as to dividends.

Employee Stock Purchase Plan

In December 2001, the Board of Directors approved the adoption of the Company’s Employee Stock Purchase Plan (the ESPP). The ESPP will become effective upon the closing of the Company’s initial public offering. A total of 750,000 shares of common stock are reserved for issuance under the ESPP. Under the ESPP, shares of common stock will be sold to employees at a price not less than 85% of the lower of fair market value at the beginning of the two-year offering period or the end of the six-month purchase periods.

Stock Option Plans

Under the 1993 and 1996 Stock Option Plans (the Plans), a total of 14,865,000 options may be granted to eligible employees, directors, and consultants. Under the Plans, options may be either incentive stock options (ISOs) or nonqualified stock options (NSOs). ISOs may be granted to employees of the Company (including officers and directors who are also employees). NSOs may be granted to employees and consultants of the Company. ISOs may be granted at prices not lower than fair market value at the date of grant or 110% of the fair market value if the optionee, immediately prior to the grant, owns stock representing 10% or more of the voting power of all classes of stock. NSOs may be granted at prices not lower than 85% of fair market value at the date of grant or 110% of the fair market value if the optionee, immediately prior to the grant, owns stock representing 10% or more of the voting power or value of all securities.

Options granted under the Plans are exercisable and vest at such times and under such conditions as determined by the Board of Directors, generally over four years. Options generally expire ten years from the date of grant.

28

R2 Technology, Inc.

Notes to Consolidated Financial Statements (continued)

10. Stockholders’ Deficit (continued)

Stock Option Plans (continued)

Activity under the Plans is as follows (in thousands, except per share data):

	Options Outstanding
	Number of Shares	Weighted-Average Exercise Price
Balance at December 31, 2002 (4,954 shares exercisable at a weighted-average exercise price of $1.50 per share)	8,757	$2.03
Granted	1,726	4.32
Canceled	(1,246)	3.02
Exercised	(624)	0.54

Balance at December 31, 2003 (5,742 shares exercisable at a weighted-average exercise price of $1.94 per share)	8,613	2.48
Granted	5,896	2.36
Canceled	(4,387)	3.01
Exercised	(109)	1.25

Balance at December 31, 2004 (5,088 shares exercisable at a weighted-average exercise price of $1.98 per share)	10,013	2.19
Granted	3,492	2.00
Canceled	(4,022)	2.10
Exercised	(147)	1.10

Balance at December 31, 2005 (3,201 shares exercisable at a weighted-average exercise price of $2.31 per share)	9,336	$2.17

R2 Technology, Inc.

Notes to Consolidated Financial Statements (continued)

10. Stockholders’ Deficit (continued)

Stock Option Plans (continued)

A summary of outstanding and exercisable stock options as of December 31, 2005, is as follows:

Options Outstanding				Options Exercisable
Exercise Prices	Number Outstanding	Weighted-Average Remaining Contractual Life (Years)	Weighted-Average Exercise Price	Number Exercisable	Weighted-Average Exercise Price
$0.20-$1.50	486	1.91	$0.97	486	$0.97
$2.00-$2.00	7,166	8.99	$2.00	1,477	$2.00
$2.20-$2.25	394	3.94	$2.23	394	$2.23
$2.75-$2.75	549	7.90	$2.75	289	$2.75
$3.25-$3.25	19	5.83	$3.25	19	$3.25
$3.50-$3.50	20	6.10	$3.50	20	$3.50
$3.75-$3.75	259	7.51	$3.75	176	$3.75
$4.00-$4.00	46	5.95	$4.00	46	$4.00
$4.25-$4.25	35	6.05	$4.25	35	$4.25
$4.50-$4.50	362	7.19	$4.50	259	$4.50

$0.20-$4.50	9,336	8.20	$2.17	3,201	$2.31

As of December 31, 2005, there were 2,776,024 shares of common stock available for grant under the Plans. The weighted-average fair values (determined using the minimum value model) of options granted at fair value were $0.65, $0.66, and $1.21 for the years ended December 31, 2005, 2004, and 2003, respectively. As discussed in Note 2, the Company continues to account for its employee stock-based awards using the intrinsic-value method in accordance with APB Opinion No. 25 and its related interpretations.

During the years ended December 31, 2005, 2004, and 2003, the Company granted nonstatutory options to purchase common stock to consultants and advisory board members (nonemployees) which, combined with options attributable to employees changing status to nonemployees, aggregated 5,000, 382,935, and 146,898 shares, respectively. These options had weighted-average exercise prices of $2.00, $2.08, and $2.98 per share, respectively, and vesting periods, which approximated the period of service, of immediate to four years.

R2 Technology, Inc.

Notes to Consolidated Financial Statements (continued)

10. Stockholders’ Deficit (continued)

Stock Option Plans (continued)

For the three years ended December 31, 2005, options granted to nonemployees were valued using the Black-Scholes option pricing model with the following weighted-average assumptions: contractual life of two to ten years, risk-free interest rates ranging from 4.08% to 4.72%, volatility of 75%, and no dividends expected during the term. The value of stock-based compensation related to unvested awards at December 31, 2004, is subject to adjustment based upon the future value of the Company’s common stock. The values attributable to these options have been amortized over the service period on a graded vesting method, and the vested portion of these options was remeasured at each vesting date. Nonemployee stock-based compensation was approximately $26,000, $295,000, and $227,000 in 2005, 2004, and 2003, respectively.

Common Stock Warrants

In December 1996, the Company issued warrants to purchase 250,000 shares of common stock at an exercise price of $4.00 per share in connection with the execution of certain license agreements with a nonprofit corporation. These warrants remained outstanding as of December 31, 2005. See Note 7, “Commitments–License Agreements,” for details regarding these warrants.

In May 2000, the Company issued fully vested warrants to purchase 127,192 shares of common stock to a consultant at an exercise price of $1.10 per share. These warrants remained outstanding as of December 31, 2005, and expire in May 2007.

In January 2004, the Company issued fully vested warrants to purchase 1,088,615 shares of common stock at an exercise price of $3.00 per share in connection with the subordinated debt financing from a syndicate of private investors. In March 2005, the exercise price was reduced from $3.00 to $1.00 per share. See Note 6, “Debt Financing,” for details regarding these warrants.

In May 2005, the Company issued fully vested warrants to purchase 500,000 shares of common stock at an exercise price of $2.00 per share in settlement of a dispute under an exclusive license agreement. See Note 7, “Commitments-License Agreements,” for details regarding these warrants.

R2 Technology, Inc.

Notes to Consolidated Financial Statements (continued)

10. Stockholders’ Deficit (continued)

Common Stock Warrants (continued)

At December 31, 2005, the Company had reserved shares of common stock for issuance as follows (in thousands):

Conversion of redeemable convertible preferred stock	30,944
Issuance under stock option plans	12,112
Issuance under ESPP	750
Issuance from exercise and conversion of warrants	2,926

46,732

11. Income Taxes

There is no provision for U.S. federal or state or foreign income taxes because the Company has incurred operating losses, not benefited. Deferred income taxes reflect the net tax effects of net operating loss and tax credit carryforwards and temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred income tax assets are as follows (in thousands):

	December 31
	2005	2004
Deferred tax assets:
Net operating loss carryforwards	$25,200	$24,220
Tax credits	2,400	2,390
Capitalized research expenses	1,000	1,680
Other	2,100	2,220

Total deferred tax assets	30,700	30,510
Valuation allowance	(30,700)	(30,510)

Net deferred tax assets	$—	$—

Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by $190,000 and $2,990,000 during 2005 and 2004, respectively.

R2 Technology, Inc.

Notes to Consolidated Financial Statements (continued)

11. Income Taxes (continued)

At December 31, 2005, the Company had net operating loss carryforwards for federal income tax purposes of approximately $70,200,000, which expire in the years 2008 through 2024, and federal research and development tax credit carryforwards of approximately $1,500,000, which expire in the years 2009 through 2024.

As of December 31, 2005, the Company had net operating loss carryforwards for state income tax purposes of approximately $22,900,000, which expire in the years 2006 through 2014, and state research and development tax credit carryforwards of approximately $1,400,000, which do not expire.

Utilization of the Company’s net operating loss and tax credit carryforwards may be subject to substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code, and similar state provisions. Such an annual limitation could result in the expiration of the net operating loss and tax credits before utilization.

As a result of California legislation, the utilization of a substantial portion of the Company’s California state net operating loss carryforward is suspended for 2003.

12. Employee Benefit Plan

The Company has a 401(k) tax deferred savings plan, under which participants may contribute a portion of their compensation (subject to certain IRS limitations) and to which the Company may make discretionary contributions. There have been no Company contributions to the plan to date.

13. Segment and Geographic Information

The Company operates in one reportable segment and is engaged in the development, manufacture, and sale of proprietary medical systems to assist radiologists in the detection of cancer. A single management team that reports to the chief executive officer comprehensively manages and operates the Company as one business entity. The nature of the Company’s production processes, as well as the type of customers and distribution method, are consistent across all of the Company’s products. Accordingly, the Company does not accumulate discrete financial information for separate product areas and does not have separately reportable segments as defined by SFAS No. 131, Disclosure About Segments of an Enterprise and Related Information.

R2 Technology, Inc.

Notes to Consolidated Financial Statements (continued)

13. Segment and Geographic Information (continued)

For the years ended December 31, 2005, 2004, and 2003, sales in foreign countries were less than 10% of total revenue. All of the Company’s long-lived assets are located in the United States.

14. Related-Party Transactions

In October 1993, the Company entered into an exclusive license agreement for a CAD system with a unique display with an individual who was an officer of the Company at the time of the agreement and a former member of the Board of Directors. See Note 7, “Commitments, License Agreements” for further details.

In 2001, the Company began selling a version of its digital mammography product to an original equipment manufacturer that also holds a total of 2,659,615 shares of the Company’s Series D-1, Series E-1, and Series G-1 redeemable convertible preferred stock. Revenues earned from sales of its products to this stockholder were $2,672,000, $1,491,000, and $4,570,000 in 2005, 2004, and 2003, respectively.

In 2004, the Company paid a relocation allowance to an officer of the Company that was not utilized by the officer within the specified time frame. As of December 31, 2005, the Company had a receivable of $110,000 from this officer which must be repaid by March 15, 2007.